--------                                          ------------------------------
 FORM 3                                                   OMB APPROVAL
--------                                          ------------------------------
                                                  OMB Number: 3235-0104
                                                  Expires: September 30, 1998
                                                  Estimated average burden
                                                  hours per response 0.5
                                                  ------------------------------



                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
      Lee       Roberts                       Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           MEDSTRONG INTERNATIONAL CORPORATION    (Month/Day/Year)
     (Last)     (First)     (Middle)           8/01                      -----------------------------------
  5900 Shorefront Lane                     ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS Identification              Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
  Flower Mound, TX          75022             Person, if any Entity            Director          10% Owner      Applicable Line)
--------------------------------------        (Voluntary                 -----            -----                X    Form filed by
      (City)      (State)      (Zip)                                       X   Officer           Other        ----  One Reporting
                                           ----------------------------  ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                         VICE PRESIDENT, ASSISTANT SECRETARY, ----  More than One
                                                                         CHIEF TECHNOLOGY OFFICER                   Reporting Person
                                                                         ------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                           650,000                       D                        --
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                           520,000                       I                        (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                           200,000                       I                        (2)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
                                                                                                                     SEC 1473 (3/91)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr. 5)

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:
(1) OWNED BY THE REPORTING PERSON'S SPOUSE.
(2) OWNED BY THE REPORTING PERSON'S MINOR SON.

**    Intentional misstatements or omissions of facts constitute                     /s/ Lee Roberts                  August 1, 2001
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).     -----------------------------------  --------------
                                                                                   **Signature of Reporting Person         Date
Note: File three copies of this Form, one of which must be manually signed.              Lee Roberts
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                                                                              Page 2
                                                                                                                     SEC 1473 (7-97)